December 6, 1996

Mr. Allen Karp
President and Chief Executive Officer
Cineplex Odeon Corporation
1303 Yonge Street
Toronto, Ontario
M4T 2Y9

Dear Mr. Karp:

Reference is made to the employment agreement between you and Cineplex Odeon Corporation dated July 4, 1996. This letter amends (with effect from and after July 4, 1996) the said letter agreement as follows:

1.	The semicolon at the end of Subsection 7(b) is hereby deleted and replaced by a period and the following is added thereafter:
"Notwithstanding the foregoing, Cineplex shall not be entitled to terminate your employment hereunder pursuant to Subparagraph
7(b)(ii) above if the conduct complained of is the same as, or is substantially similar to, conduct engaged in by other executives of Cineplex which has not given rise to complaint by Cineplex;".

2.	The words ("except those contemplated in your Performance-
Based Option Agreement)" appearing in the 9th and 10th lines of Paragraph 10(B)(ii) are hereby deleted.

In all other respects, the terms and provisions of the said letter agreement are hereby ratified and confirmed and shall remain unamended.

	Yours very truly,

	CINEPLEX ODEON CORPORATION


	        Robert Rabinovitch
	By:______________________________


AGREED this 6th day of December, 1996.

Allen Karp
_______________________________________
Allen Karp




July 4, 1996

Mr. Allen Karp
President and Chief Executive Officer
Cineplex Odeon Corporation
1303 Yonge Street
Toronto, Ontario
M4T 2Y9

Dear Mr. Karp:

Cineplex Odeon Corporation ("Cineplex") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Cineplex and its shareholders. Accordingly, the Board of Directors of Cineplex (the "Board") has determined that appropriate steps should be taken to reinforce and encourage you to continue employment with Cineplex and its subsidiaries (collectively, the "Company"). At the same time, you wish to have the term of your current employment agreement with Cineplex extended with a view to both you and Cineplex confirming the long term nature of our relationship.

This Agreement amends (with effect from and after July 4, 1996) and restates the agreement dated December 1, 1994 which was accepted by you on December 19, 1994, governing your employment with Cineplex.

With the foregoing background, you and Cineplex agree as follows:


1.	Employment and Services

Cineplex will continue to employ you and you will continue to perform your full-time services as President and Chief Executive Officer of Cineplex and President and Chief Executive Officer and director of its material subsidiaries upon the terms and conditions hereinafter set forth. Cineplex's obligation to cause your appointment or election as President and Chief Executive Officer and director of any material subsidiary shall be subject to the provision that such election or appointment be in accordance with applicable laws. Notwithstanding the foregoing if in relation to any material subsidiary the Board of Directors so resolves and you agree, Cineplex shall not be obligated to cause your appointment as President and Chief Executive Officer of such material subsidiary provided that the individual appointed to that office reports (for all management purposes) solely and directly to you.

It is expressly understood and agreed that it shall not be a violation of this Agreement for you to (a) serve on corporate, civic or charitable boards or committees approved by the Chairman of the Compensation Committee of the Board (such approval not to be unreasonably withheld); (b) deliver lectures, fulfil speaking engagements or teach at educational institutions; and (c) manage personal investments; so long as such activities do not materially and adversely affect the performance by you of your responsibilities as an executive of the Company in accordance with this Agreement and do not reflect adversely on the Company to a material extent. It is further understood and agreed that to the extent that any such activities have been conducted by you prior to the Effective Date (as hereinafter defined) and have been notified to the current Chairman of the Compensation Committee of the Board in writing prior to the date hereof, the continued conduct of such activities subsequent to the Effective Date shall thereafter be deemed not to materially and adversely affect your ability to perform your responsibilities hereunder or to reflect adversely on the Company.

You will perform such services as required from time to time by the Board; provided, however that without your prior consent you shall not be required to perform services other than those comparable in scope and dignity to those you were performing as at July 4, 1996.
 Without limiting the generality of the foregoing, services to be performed by you shall be deemed to be not comparable in scope and dignity to those you were performing as at July 4, 1996, if there shall occur a material adverse change in your status, position or salary group or scope of responsibility as an executive in effect immediately prior to the Effective Date including, without limitation, (i) a material diminution of the scope of your duties or responsibilities; (ii) the addition to Cineplex or any subsidiary of new executive positions with equal or greater title, status or responsibility; (iii) any material change in your reporting responsibility; (iv) the assignment to you of any duties or areas of responsibilities which are materially inconsistent with such status or position(s) or responsibilities undertaken immediately prior to the Effective Date; or (v) any removal of you from or any failure to reappoint or re-elect you to the offices referred to in the first paragraph of this Section 1 (except in connection with the termination of your employment pursuant to
Section 7); provided, however, that in the event of any such occurrence, Cineplex shall have ten Business Days following receipt of notice (given in accordance with Section 12) from you to cure such occurrence. For greater certainty, it shall be a material adverse change in your status and position if you shall cease to be a member of the Board, unless such change results from your voluntary resignation or refusal to stand for re-election or unless your appointment to the Board is contrary to applicable laws. In this Agreement, "Business Day" means a day other than a Saturday or Sunday on which banks are open for business for normal business hours in the City of Toronto.


2.	Results and Proceeds

As your employer, Cineplex shall own all rights in and to the results and proceeds connected with or arising out of, directly or indirectly, your services hereunder.


3.	Term

The term of this Agreement shall commence on January 1, 1995 (the
"Effective Date") and, subject to Sections 7, 8 and 9A, continue until January 1, 2001 (the "Expiry Date"), unless extended pursuant to the provisions of this Section 3.

Cineplex and you agree and acknowledge that neither Cineplex nor you has any obligation to renew this Agreement or to continue your employment after expiration of the term hereunder, and Cineplex and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. Subject to Subsection 8(a) and Sections 9A and 10 hereof:

	(a)	if you determine not to renew this Agreement upon its
expiry, you shall notify Cineplex in writing on or before the date which is one year prior to the Expiry Date (or one year prior to the expiry of any extension of this Agreement provided for herein) (provided that if such date is not a Business Day, on or before the immediately preceding Business
Day) (such date being herein called the "One Year Notice
Date"); or

	(b)	if Cineplex determines not to renew this Agreement upon
its expiry, Cineplex shall notify you in writing on or before the One Year Notice Date or thereafter on any Business Day during the first six (6) months of the last year of the term hereof (or during the first six (6) months of any extension thereof provided for herein) (such six (6) month period being herein called the "Six-Month Notice Period") provided that Cineplex may, instead of providing notice of non-renewal on or before the One Year Notice Date, be entitled to deliver written notice to you on or before the One Year Notice Date electing not to renew this Agreement upon its expiry and terminating your employment hereunder effective on the One
Year Notice Date. For greater certainty, if Cineplex determines not to renew this Agreement upon its expiry after the One Year Notice Date but during the Six-Month Notice
Period, it may not, except as permitted pursuant to Subsection
7(a), deliver to you notice of immediate termination during that period, but only notice of non-renewal as aforesaid.

Failing such notice by either party, the term of this Agreement shall be deemed to have been extended by a period of one year from the date upon which it would otherwise have expired and the "Expiry Date" shall mean the last day of such year. Failure to give such notices from time to time shall again operate to extend the term for further periods of one year each; provided that any extension which would otherwise extend the term beyond your normal retirement age (applicable to employees generally under company policy) shall only extend the term to your normal retirement age. The parties acknowledge that the normal retirement age is presently 65.

You and Cineplex hereby agree that the provisions of Section 2 of the Employers and Employees Act (Ontario) shall not apply to this Agreement.


4.	Compensation

	(a)	Base Salary

	For your services rendered under this Agreement, Cineplex shall pay you a base salary of U.S. Five Hundred and Fifty Thousand Dollars (U.S. $550,000) commencing January 1, 1995, or at such higher salary as may be determined by the Board at a review to be held annually or more frequently if the Board so determines (the "Base Salary"). The Base Salary shall be converted into Canadian dollars as hereinafter provided and shall be paid in equal instalments on Cineplex's regular paydays during the term, subject to usual and required payroll deductions and withholdings.

	For the period January 1 to June 30 of each year, the Base Salary shall be converted into Canadian dollars at the Bank of Canada noon rate on November 15 of the prior year or, if such date is not a Business Day, on the immediately preceding
Business Day. For the period July 1 to December 31 of each year, the Base Salary shall be converted into Canadian dollars at the Bank of Canada noon rate on May 15 of such year provided that if such date is not a Business Day, on the immediately preceding Business Day. You and Cineplex agree to review the manner in which the Base Salary is converted into Canadian dollars in the event of significant changes in the exchange rate.


	(b)	Bonus

	You acknowledge that the payment of bonuses in any year is a matter in the sole discretion of the Board. Cineplex confirms to you its existing policy that the question of bonus payments will be considered by the Board at least annually; that bonuses, if any, may be in amounts equal to up to 100% of Base Salary and may be paid in cash, Cineplex common shares or a combination of the two; and that the decision as to payment and amount will take into account primarily individual performance and corporate performance and may take into account such other secondary factors as the Board deems appropriate. Any decision of the Board with respect to the amount or form of a bonus, if any, shall be final and binding upon you. Bonus payments shall be converted into Canadian dollars at the Bank of Canada noon rate on either November 15 or May 15 (or if such date is not a Business Day, the immediately preceding Business Day) depending on the period in which they are paid as provided in Subsection 4(a).


	(c)	Stock Options

	You acknowledge that the issuance of stock options is a matter in the sole discretion of the Board. Cineplex confirms to you its existing policy that the question of issuance of stock options will be considered by the Board at least annually.
Subject to the terms of Cineplex's stock option plan, as from time to time in effect, any decision of the Board with respect to the quantity or terms of a stock option grant, if any, will be final and binding on you.


5.	Place and Condition of Employment

You shall not be required, without your consent, to perform your primary duties under this Agreement in a location other than in the Municipality of Metropolitan Toronto, nor shall you be required to travel to a materially greater extent than you were at the Effective Date.


6.	Vacation

You shall be entitled to vacation with pay during the term of this Agreement in accordance with Cineplex vacation policy which was current at the Effective Date, which shall in no event be less than four weeks per annum.


7.	Termination by Cineplex

Cineplex may terminate your employment hereunder:

	(a)	subject as hereinafter provided, without notice for such
cause as would entitle Cineplex at law to terminate your employment without notice; provided such termination occurs within one month of the circumstances providing a basis for such termination first coming to the attention of the Chairman of the Compensation Committee of the Board;

	(b)	on not less than 90 days' notice to you in either of the
following events:

		(i)	you engage in activities outside the scope of your
employment which do not meet the requirements for such activities set forth in the second paragraph of
Section 1; or

		(ii)	you engage in conduct which constitutes a material
breach of the Cineplex Code of Conduct and Confidentiality (a copy of which is attached hereto) as amended from time to time; and

	you fail to desist from such activities or conduct within ten Business Days of being requested to do so in writing by a notice signed by the Chairman of the Compensation Committee of the Board which describes such activity or conduct with reasonable particularity and states the basis on which the Board has determined that such activities or conduct is inconsistent with this Agreement or the Cineplex Code of Conduct and Confidentiality; provided that in the case of any such event referred to in paragraph (ii) which has (to an extent or in a manner which cannot be remedied) materially and adversely affected your ability to perform your responsibilities as an executive of the Company and does reflect adversely on the Company to a material extent, no such request to desist by the Chairman of the Compensation
Committee of the Board and ten Business Days cure period shall be required;

	(c)	if you have suffered a disability which makes you
eligible to receive the maximum benefit payable under Cineplex's long term disability insurance plan, but in no case shall such right be exercised until six months from the date of the commencement of such disability, or until the date the first payment is received under the plan, whichever is later;

	(d)	on not less than six months' notice to you (or immediate
notice together with payment by Cineplex to you of six months'
Base Salary) given at any time during the term of this Agreement; or


	(e)	as provided in Section 3.

The rights of Cineplex under this Section 7 shall not be affected by the occurrence of a Material Change.


8.	Termination by You

In addition to your rights under Section 9A, you may terminate your employment hereunder:

	(a)	at any time on not less than 90 days' written notice in
the event that Cineplex gives you notice of non-renewal of this Agreement pursuant to Section 3 (as opposed to notice of non-renewal and termination of your employment pursuant to
Section 3); or

	(b)	at any time on not less than 60 days' written notice in
the event that Cineplex fails in any material respect to perform its obligations hereunder; provided that Cineplex shall be deemed to have failed to perform its obligations hereunder in a material respect in the event of:

		(i)	a reduction by Cineplex in your Base Salary as in
effect from time to time;

		(ii)	failure by Cineplex to pay or cause to be paid to
you any amounts awarded and due to you by way of bonus in accordance with Subsection 4(b); or

		(iii)	the failure by Cineplex to continue in effect any
benefit plan listed in Schedule I, special benefit listed in Schedule II, or other similar employee benefit plan introduced by the Board after the Effective Date
(which subsequently introduced plan has not been discontinued by resolution of the Board pursuant to a power to do so provided for in the terms of the plan when first introduced) (collectively, "Benefit Plans") in which you are participating from time to time (unless you are otherwise provided with at least substantially similar benefits as evidenced by the written opinion of a nationally recognized employee benefits consulting firm, a copy of which is provided to you) or the taking of any action, or the failure to act, by Cineplex which would adversely affect your continued participating in any of such Benefit Plans (or other substantially similar benefit arrangements) on at least as favourable a basis to you as is the case at the Effective Date or which would materially reduce your benefit in the future under any of such Benefit Plans (or other substantially similar benefit arrangements);

	provided that Cineplex shall have ten Business Days following receipt of written notice from you to cure any such occurrence. Provided further that if a Material Change (as defined in Section 9A hereof) shall occur and, thereafter but prior to the termination of your employment consequent upon such Material Change, Cineplex shall fail in any material respect to perform its obligations under the third paragraph of Section 1, you shall not, during the period of 180 days following the date on which you become aware that the Material
Change has occurred, rely on your right to terminate your employment under this Section 8 to effect a termination at an earlier date than would have been permitted under Section 9A.
 Except as provided in the immediately preceding sentence, your rights under this Section 8 shall not be affected by the occurrence of a Material Change.


9.	Benefits

During the term of your employment hereunder:

	(a)	Cineplex shall reimburse you for your reasonable and
necessary business expenses in accordance with its then prevailing policy (which shall include appropriate itemization and substantiation of expenses incurred);

	(b)	You shall be entitled to participate in the Benefit
Plans referred to in paragraph 8(b)(iii) (or other substantially similar benefit arrangements refereed to in paragraph 8(b)(iii)); and

	(c)	You shall be entitled to secretarial, transportation and
other facilities commensurate with that which you receive at present.

You further expressly agree and acknowledge that after termination of your employment you are entitled to no additional benefits not expressly set forth in Section 10 and Schedule II, except as specifically provided under the Benefit Plans (or other substantially similar benefit arrangements referred to in paragraph 8(b)(iii)) and subject in all cases to the terms and conditions of each such plan.


9A.	Material Change

	(a)	No Modification of Other Rights

	Cineplex, on behalf of itself and its shareholders, wishes to assure itself of continuity of management in the event of any Material Change (as defined in Subsection (b) of this
Section 9A). The rights provided under this Section 9A will only take effect in the event of a Material Change and Cineplex is not obligated to continue your employment after the expiration of the term under Section 3 of this Agreement, and this Section 9A does not otherwise modify any of Cineplex's rights or obligations under the other provisions of this Agreement.


	(b)	Definition of Material Change

	For the purposes of this Agreement, a "Material Change" shall mean any one of the following events:

		(i)	either MCA INC. or the Claridge Group (as
hereinafter defined) shall dispose of all or substantially all of its direct or indirect shareholding in Cineplex;

		(ii)	either MCA INC. or the Claridge Group nominates, in
fact, a majority of the directors to be elected at any meeting of shareholders at which directors are to be elected and such nominees are elected;

		(iii)	Cineplex ceases in fact to be the manager, directly
or indirectly, of all or substantially all of the assets employed from time to time in carrying on the business of any Principal Business Unit (as hereinafter defined) or Cineplex, directly or indirectly, discontinues or disposes of all or substantially all the business of any Principal Business Unit without retaining management of such business as aforesaid and, in either case, as a consequence, the scope and dignity of your services cease to be comparable to the scope and dignity of the services which you were performing as at July 4, 1996 including, without limitation, in any particular respect referred to in the third paragraph of Section 1. In this Agreement, "Principal Business Unit" means each of Cineplex's Canadian Theatre Division and U.S. Theatre
Division;

		(iv)	any person or group of persons acting jointly or in
concert (including any persons deemed to be an "offeror" or "beneficial owner" of securities of Cineplex for the purposes of the Securities Act (Ontario) or the Securities Exchange Act, 1934) (hereinafter, a "Person or Group") acquire or are deemed (by or under applicable legislation) to acquire a number of common shares of Cineplex greater than the number of common shares held by the Claridge Group and, at any meeting of shareholders at which directors are elected held within three years of such event, any of the nominees for election to the Board named by the Board in the management proxy circular are not elected to the Board;

		(v)	Cineplex's head office activities shall be
relocated to a place other than the Municipality of Metropolitan Toronto; and/or

		(vi)	a Person or Group acquires or are deemed (by or
under applicable legislation) to acquire shares of Cineplex entitled to 20% or more of the then outstanding votes and, as a consequence thereof, the scope and dignity of your services cease to be comparable to the scope and dignity of the services which you were performing as at July 4, 1996, including, without limitation, in any particular respect referred to in the third paragraph of Section 1.

	In this Section 9A, "Claridge Group" means, collectively,
Charles R. Bronfman, E. Leo Kolber and The Charles R. Bronfman
Trust and their respective associates (as defined in the Securities Act (Ontario)).


	(c)	Optional Early Termination by Executive Following
Material Change

	In consideration of the mutual covenants and obligations of the parties under this Agreement, Cineplex agrees that following the occurrence of a Material Change, you may voluntarily and at your sole option terminate your employment hereunder without giving any reason, provided that your employment has not been otherwise terminated by Cineplex pursuant to Section 7 or by you pursuant to Section 8. You may exercise the foregoing option to terminate this Agreement by a "Notice of Termination" (as defined in Section 12) to Cineplex received not later than the 270th day following the date on which you become aware that such Material Change has occurred. Such Notice of Termination shall specify an effective date of termination which is not earlier than either
90 days after the Notice of Termination is given or 180 days after the date on which you become aware that the Material
Change has occurred.


10.	(A)	Compensation Due Executive Upon Termination

	(a)	If your employment shall be terminated by you pursuant
to Subsection 8(a), Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date (as defined in Section
12), the aggregate of the following amounts:

		(i)	an amount equal to the Base Salary then being paid
to you which would have otherwise been paid to you from the Employment Termination Date to the Expiry Date; and

		(ii)	in the case of compensation, if any, previously
deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

	(b)	If Cineplex shall give notice of non-renewal of this
Agreement pursuant to Section 3 on or before the One Year
Notice Date (as opposed to notice of non-renewal and termination of your employment pursuant to Section 3) and you do not terminate your employment pursuant to Subsection 8(a), Cineplex shall pay to you in a lump sum in cash on the Expiry
Date, the aggregate of the following amounts:

		(i)	an amount equal to the annual Base Salary then
being paid to you; and

		(ii)	in the case of compensation, if any, previously
deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

	(c)	If Cineplex shall give notice of non-renewal and
termination of your employment pursuant to Section 3 on or before the One Year Notice Date (as opposed to notice of non-renewal of this Agreement pursuant to Section 3), Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date, the aggregate of the following amounts:

		(i)	an amount equal to two times your Average
Compensation (as defined in Subsection 10(A)(e)); and

		(ii)	in the case of compensation, if any, previously
deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

	(d)	If Cineplex shall give notice of non-renewal of this
Agreement pursuant to Section 3 within the Six-Month Notice
Period and you do not terminate your employment pursuant to Subsection 8(a), Cineplex shall pay to you in a lump sum in cash on the Expiry Date, the aggregate of the following amounts:

		(i)	an amount equal to two times your Average
Compensation less the amount of Base Salary paid to you from the date of your receipt of such notice of non-renewal to the Expiry Date; and

		(ii)	in the case of compensation, if any, previously
deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

	(e)	For the purposes of paragraphs 10(A)(c)(i) and
10(A)(d)(i), "Average Compensation" means the sum of the Base Salary and any bonus, in both cases, paid or payable to you for, or in respect of, the three (3) calendar years immediately preceding the year in question, all divided by 3.
 For these purposes, the year in question means:

		(1) for the purposes of paragraph 10(A)(c)(i), the year in which the One Year Notice Date occurs; or

		(2) for the purposes of paragraph 10(A)(d)(i), the year in which the Expiry Date occurs.

	In any such case, the amounts in question shall be as reported on Revenue Canada Taxation Form T-4 and, if applicable, T-4A issued by Cineplex. For the purposes of determining Average
Compensation, any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex, shall be deemed to be the closing price on The Toronto Stock Exchange on the trading day immediately preceding the date on which the bonus was paid or became payable.

	(f)	If your employment shall be terminated by you pursuant
to Subsection 8(b), Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date, the greater of:

		(x) the aggregate of the following amounts:

			(i)	an amount equal to the greater of (a) an
amount equal to the most recent bonus awarded to you, plus the Base Salary (prior to any reduction thereof as provided in Subsection 8(b)(i)) then being paid to you which would have otherwise been paid to you from the Employment Termination Date to the Expiry Date, and (b) two times the sum of the most recent bonus awarded to you and the annual
Base Salary (prior to any reduction thereof as provided in Subsection 8(b)(i)) then being paid to you; and

			(ii)	in the case of compensation, if any,
previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex; and

		(y)	the aggregate of the following amounts:

			(i)	an amount equal to the Aggregate Compensation
which would have otherwise been paid to you from the Employment Termination Date to the Expiry Date;
and

			(ii)	an amount equal to one times your Aggregate
Compensation; and

			(iii)	in the case of compensation, if any,
previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

	For the purposes of this paragraph 10(A)(f), "Aggregate Compensation" means the sum of the Base Salary and any bonus, in both cases, paid or payable to you for, or in respect of, the three (3) calendar years immediately preceding the year in which the notice in question is given by you, all divided by three. In any such case, the amounts in question shall be as reported on Revenue Canada Taxation Form T-4 and, if applicable, T-4A issued by Cineplex.

	For the purposes of this paragraph 10(A)(f), any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex, shall be deemed to be the closing price on The
Toronto Stock Exchange on the trading day immediately preceding the date on which the bonus was paid or became payable.

	(g)	If your employment shall be terminated by you pursuant
to Section 9A, Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date, an amount equal to the greater of:

		(i)	the Base Salary then being paid to you which would
have otherwise been paid to you from the Employment
Termination Date to the Expiry Date; and

		(ii)	the aggregate of:

			(1)	if not theretofore paid, the Aggregate
Compensation (as hereinafter defined) for a period equal to the greater of: (x) the period from the date of the Material Change to the Employment
Termination Date; and (y) six months;

			(2)	an amount equal to two times the Aggregate
Compensation; and

			(3)	in the case of compensation, if any,
previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

		For the purposes of this paragraph 10(A)(g)(ii), "Aggregate Compensation" means the Base Salary and the most recent bonus due or paid to you in or in respect of the period of one year immediately preceding the date of the Material Change, provided that if no bonus was paid or due to you in or in respect of such period, there shall be added to the said Base Salary the amount of the then most recent bonus paid or due to you in respect of the period of one year. For the purposes of determining
Aggregate Compensation, any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex, shall be deemed to be the closing price on The Toronto Stock Exchange on the trading day immediately preceding the date on which the bonus was paid or became payable.

	(h)	If your employment shall be terminated by Cineplex
pursuant to Subsection 7(d), Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date, the aggregate of the following amounts:

		(i)	an amount equal to the Aggregate Compensation which
would have otherwise been paid to you from the Employment Termination Date to the Expiry Date; and

		(ii)	an amount equal to one times your Aggregate
Compensation; and

		(iii)	in the case of compensation, if any, previously
deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex.

	For the purposes of this Paragraph 10(A)(h), "Aggregate Compensation" means the sum of the Base Salary and any bonus, in both cases, paid or payable to you for, or in respect of, the three (3) calendar years immediately preceding the year in which the notice in question is given to you, all divided by three. In any such case, the amounts in question shall be as reported on Revenue Canada Taxation Form T-4 and, if applicable, T-4A issued by Cineplex. For the purposes of determining aggregate compensation, any bonus which was awarded otherwise than in cash shall be valued at the fair market value thereof which, in the case of common shares of Cineplex, shall be deemed to be the closing price on the Toronto Stock Exchange on the trading date immediately preceding the date on which the bonus was paid or became payable.


	(B)	Benefits Due Executive Upon Termination

	(i)	Benefits

	If your employment shall be terminated by you pursuant to Sections 8 or 9A or if Cineplex shall give a notice pursuant to Subsection 7(d) or Section 3:

		(a)	Subject as hereinafter provided, for a period of
two and one-half years following the Employment
Termination Date Cineplex shall continue benefits to you and/or your family under the Benefit Plans
(or other substantially similar arrangements referred to in paragraph 8(b)(iii)) at least equal to those which would have been provided to them if your employment had not terminated, if and as in effect at any time during the 90 day period immediately preceding the Employment Termination
Date or, if more favourable to you, as in effect at any time thereafter during such two and one-half year period with respect to other key executives and their families.

		(b)	Cineplex shall use its best efforts to make such
arrangements with you (at no material additional net cost to itself) as may be necessary to permit continuation of benefits as contemplated by paragraph 10(B)(i)(a). If under the terms of any Benefit Plan (or other substantially similar benefit arrangements referred to in paragraph
8(b)(iii)) it is not possible to continue as aforesaid the benefit of such Benefit Plan (or other such arrangements) following termination of your employment, Cineplex shall provide at least substantially similar benefits (as evidenced by the written opinion of a nationally recognized employee benefits consulting firm, a copy of which will be provided to you) unless such replacement benefit exceeds in its cost that of the original benefit, in which event Cineplex shall be obliged only to provide a replacement benefit to the extent of its cost of the original Benefit Plan (or other such similar arrangements).

	(ii)	Stock Option Arrangements

	Notwithstanding any other provisions relating to the acceleration of the vesting of options in any Cineplex stock option plan or agreement, subject to regulatory approval, in the event you terminate your employment pursuant to Subsection 9A(c) or Cineplex terminates your employment for any reason, then all stock options previously granted to you (except those contemplated in your Performance-Based Option Agreement) shall immediately vest upon the Employment Termination Date. In addition, subject to regulatory approval and subject to
Section 6.06 of the Cineplex Stock Option Plan, as amended from time to time, you (or your personal representative) shall remain entitled to exercise any stock options previously granted to you (except those contemplated in your Performance-Based Option Agreement) and then exercisable at any time until the expiration of the full term of the exercise period relating to each of such vested stock options. In connection with the termination of your employment, Cineplex shall use its best efforts to make such arrangements with you (at no material cost to Cineplex) or to obtain necessary regulatory clearances (at no material inconvenience to Cineplex) as may be necessary to permit the accelerated vesting and continuation of such vested stock options as aforesaid.
Your rights under this paragraph (ii) are in addition to your rights under any stock option plans and agreements.


	(C)	General Provisions Re: Amounts Due Executive Upon
Termination

	Except as provided in Schedule II and except for claims for monies actually due and payable to Cineplex by you, Cineplex's obligation to make the payment provided for in this Section 10 and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other claim (based on termination by Cineplex or otherwise), right or action which Cineplex may have against you or others.
 All payments made to you pursuant to this Section 10 shall be subject to any withholding of (or in respect of) tax required by law provided that such withholding shall be at the lowest amount permitted by law. All cash payments pursuant to
Section 10(A) shall be converted to Canadian dollars at the Bank of Canada noon rate on either November 15 or May 15 (or if such date is not a Business Day, the immediately preceding Business Day) depending on the period in which they are paid as provided in Subsection 4(a). Further, provided that there is no additional cost to Cineplex, Cineplex will co-operate with you to structure payments provided in this Section 10 in a manner which will be most tax effective for you.


10A.	Non-Competition

If a Material Change occurs and you terminate your employment pursuant to Section 9A, then, unless you refuse the payment otherwise payable to you pursuant to Subsection 10(A)(g) and release Cineplex from any liability or obligation in respect thereof, you covenant and agree that you will not, for a period of one (1) year from the Employment Termination Date, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, consultant, employee or in any other manner whatsoever, carry on or be engaged in the business of exhibiting motion pictures within North America.

You acknowledge and agree that all restrictions contained in this Section and in Section 10B are reasonable and valid and all defences to the strict enforcement thereof by Cineplex are hereby waived by you. If any covenant contained in this Section or in
Section 10B or any portion of either or both of such Sections shall be held to be unreasonable for any reason, then such covenant shall be given effect to in such reduced form as may be decided by any court of competent jurisdiction, the intent being that such covenant shall have effect to the maximum extent permitted by law.
 If, notwithstanding the foregoing, any covenant or any portion of any such covenant should be held to be unenforceable or be declared invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Section or Section 10B and such enforceable or invalid covenant or portion thereof shall be severable from the remainder of this Section or Section 10B.

Notwithstanding the restrictions contained in this Section, nothing herein shall restrict you from, directly or indirectly, acquiring or holding share investments in a public company whose shares are listed on a recognized stock exchange or on an over-the-counter market, where such share investment does not in the aggregate exceed 5% of any class of shares of such company and where you are only a passive investor in such company.

For purposes of clarity, it is hereby acknowledged that:

	(a)	if a Material Change occurs and you terminate your
employment pursuant to Section 9A and if you refuse the payment otherwise payable to you pursuant to Subsection
10(A)(g) and release Cineplex from any liability or obligation in respect thereof, or

	(b)	if Cineplex terminates your employment pursuant to
Section 7 or you terminate your employment pursuant to Section
8,

you shall, subject to the provisions of Section 10B, be entitled to, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, consultant, employee or in any other manner whatsoever, carry on or be engaged in the business of exhibiting motion pictures within North America.


10B.	Confidentiality

All confidential records, material and information and copies thereof, and all trade secrets concerning the business or affairs of Cineplex obtained by you in the course of your employment shall remain the exclusive property of Cineplex. During your employment, you shall not reveal, divulge or make known the contents of such confidential records or any of such confidential information or trade secrets to any person or entity other than to Cineplex, Cineplex's qualified employees, Cineplex's professional advisors and other persons on a "need to know" basis in connection with matters directly relating to Cineplex, and you shall not, following the termination of your employment hereunder for any reason, reveal, divulge or make known the contents of such confidential records or any of such confidential information or trade secrets to any person or entity for any purpose whatsoever or make use thereof for your own or any other person's or entity's benefit. For the purposes hereof, confidential records, material and information include information known or used by Cineplex in connection with its business including, but not limited to, any design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, information about or relating to Cineplex's customers and suppliers and Cineplex's markets and marketing plans, present and future, information about or relating to Cineplex's potential business ventures and locations, financial information of all kinds relating to Cineplex and its activities, all inventions, ideas, and related material but does not include any of the foregoing which is or becomes a matter of public knowledge.


11.	Legal Costs

Cineplex agrees to pay (as incurred by you), to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by Cineplex or others of the occurrence of a Material Change (other than one described in paragraphs 9A(b)(iii) or (vi)) or any liability of Cineplex flowing from the occurrence of such a Material Change plus, in each case, interest compounded quarterly, on the total unpaid amount determined to be payable under this Section 11, such interest to be calculated at a rate equal to 1% in excess of the Canadian Prime Rate in effect from time to time during the period of such non-payment. Cineplex agrees to pay (as incurred by you) to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest by Cineplex or others relating to this Agreement and not covered by the immediately preceding sentence in which you are substantially successful on the merits. For the purposes of this Section 11, "Canadian Prime Rate" means the commercial lending rate of interest, expressed as an annual rate, which Cineplex's bankers quote in Toronto as the reference rate of interest (commonly known as "prime") for the purpose of determining the rate of interest that it charges to its commercial customers for loans in Canadian funds.


12.	Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

	If to you:		Mr. Allen Karp
				Cineplex Odeon Corporation
				1303 Yonge Street
				Toronto, Ontario
				M4T 2Y9

	with a copy to:	Mr. Allen Karp
				88B Crescent Road
				Toronto, Ontario
				M4W 1T5

	If to Cineplex:	Cineplex Odeon Corporation
				1303 Yonge Street
				Toronto, Ontario
				M4T 2Y9

				Attention:	Chairman of the Board or
						Chairman of the Executive
						Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Any termination by either party pursuant to this Agreement shall be communicated by Notice of Termination to the other given in accordance with this Section 12. For purposes of this Agreement, a "Notice of Termination" means a written notice which:

	(a)	states the specific provision of this Agreement relied
upon;

	(b)	sets forth in reasonable detail the facts and
circumstances claimed to provide a basis for termination of your employment under the provision so stated; and

	(c)	if the termination date is other than the date of
receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice, except as otherwise may be provided in this Agreement) (the "Employment Termination Date").


13.	No Mitigation

You shall not be obligated to seek other employment or otherwise mitigate the amounts payable to you under any of the provisions of this Agreement, nor shall any amounts payable to you hereunder be reduced by any compensation earned by you as a result of employment by another employer after the Employment Termination Date, or otherwise.


14.	Successors

This Agreement shall inure to the benefit of and be binding upon Cineplex and its successor by way of merger, amalgamation, reorganization or otherwise. Cineplex shall not take any action or enter into any contract as a result of which Cineplex would not be able to make the payments herein provided for in the event of your termination of employment consequent upon a Material Change.


15.	Severability; Entire Agreement; Amendments

This Agreement has been fully authorized by all necessary corporate action on the part of Cineplex; constitutes a valid and legally binding obligation of Cineplex; and sets forth the entire understanding between us. There are no terms, conditions, representations, warranties or covenants other than those contained herein. No terms or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing, signed by the appropriate party(s). No waiver of any breach or default shall constitute a waiver of any other breach or default, whether of the same or any other covenant or condition. A delay or failure to assert rights or a breach of this Agreement shall not be deemed to be a waiver of such rights either with respect to that breach or any subsequent breach. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


16.	Cineplex Code of Conduct and Confidentiality

Attached hereto and made a part of this Agreement is a copy of the Cineplex Code of Conduct and Confidentiality. You confirm that you have read, understand and will comply with such Code of Conduct and Confidentiality, and any amendments thereto which you receive, such amendments to be consistent with the tenor of the current Code of Conduct and Confidentiality and not in violation of public policy.


17.	Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

				Yours very truly,

		CINEPLEX ODEON CORPORATION

	 	Robert Rabinovitch
	By:_______________________________


AGREED this 4th day of July, 1996.

Allen Karp
______________________________
ALLEN KARP

	SCHEDULE II

	ADDITIONAL BENEFIT

1.	Cineplex shall provide at no cost to you, term life insurance in an amount equal to twice the amount of your annual base salary, providing, and to the extent that, such insurance is obtainable at an annual cost to Cineplex of not more than $10,000 in Canadian funds.